Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135417

PROSPECTUS SUPPLEMENT NO. 10
(TO PROSPECTUS DATED JUNE 28, 2006)

$291,000,000

AMG Capital Trust I

5.10% Convertible Trust Preferred Securities
(liquidation amount $50.00 per security)
guaranteed to the extent described herein by,
and convertible into the common stock of,

Affiliated Managers Group, Inc.

This document supplements the prospectus dated June 28, 2006 (the “Prospectus”) relating to resales by selling securityholders of the securities described in the Prospectus.

This Prospectus Supplement should be read in conjunction with, and is not complete without, and may not be delivered or utilized without, the Prospectus, including any amendments or supplements thereto.

Investing in these securities involves risk.  See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The information in the table appearing under the heading “Selling Securityholders,” beginning on page 81 of the Prospectus, is hereby amended by adding the information below with respect to securityholders not previously listed in the Prospectus (including in any amendments or supplements thereto), and with respect to securityholders previously listed in the Prospectus (including in any amendments or supplements thereto), by superseding the information about such securityholder with the information in the table below:

SELLING SECURITYHOLDERS

Selling Securityholder	Number of Trust Preferred Securities Owned and Offered
Merrill Lynch, Pierce, Fenner & Smith	64,925

The date of this prospectus supplement is October 25, 2006.